Exhibit 99.1

Press Release

AEHI CEO Don Gillispie Resigns Amid Health Concerns, Replaced by Nuclear-Power Veteran

BOISE, IDAHO – November 16, 2012: Alternate Energy Holdings, Inc. (OTC:AEHI.PK; www.aehipower.com) today announced AEHI founder Don Gillispie will step down as Chief Executive Officer and Director after seven years effective immediately. The decision was made amid ongoing health concerns, although Gillispie will assist the company part time as a consultant only as his health allows going forward.

In his place, the AEHI Board of Directors voted unanimously to appoint Pete Honeysett, AEHI Director of Nuclear Projects, as interim President.

Honeysett is a 30-year veteran of the nuclear industry and began working for AEHI in October 2011. He spent most of his career with Florida Power and Light working in operations at the St. Lucie Nuclear Power Plant in Jensen Beach, Florida. As a senior licensed operator he has been involved in all aspects of plant operations throughout his career including the responsibility of overseeing operations of both nuclear reactors at St. Lucie.

About Alternate Energy Holdings, Inc. (http://www.aehipower.com) -- Alternate Energy Holdings develops and markets innovative carbon-free energy sources. The company is the nation's only publicly traded independent nuclear power plant developer seeking to build a new nuclear power plant; Idaho Energy Complex is the lead project. Other business units include Energy Neutral(R), which reduces energy demands for homes and businesses using primarily renewables (http://www.energyneutralinc.com) and Green World Water(TM), which markets nuclear desalination reactors primarily to developing countries for production of potable water, power generation and other suitable applications (http://www.greenworld-h2o.com).

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Alternative Energy Holdings’, intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. . The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not raise sufficient money to fund the costs and expenses of the COLA application process, the risk that the company may experience delays in the COLA application process and the risk that the COLA application will not receive regulatory approval. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the fiscal year ended December 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Alternate Energy Holdings, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.